PBF Energy Announces Retirement of Director Jefferson F. Allen; Elects Two New Board Members

PARSIPPANY, NJ– February 11, 2016 – PBF Energy Inc. (NYSE:PBF) announced today that Jefferson Allen will not seek re-election as a director at the end of his current term which ends at the 2016 Annual Meeting of Stockholders. Mr. Allen’s decision not to seek re-election was not the result of any disagreement with the Company or the Board of Directors.

Thomas D. O’Malley, Executive Chairman of PBF Energy commented, “Jay and I have been friends and business partners for more than 30 years across multiple successful ventures including both Premcor and Tosco. His business acumen, professionalism and foresight have been invaluable to PBF as he has been a key factor in the development of the company. His leadership of the PBF Board has been exemplary and we are grateful for his many contributions.”

CEO Tom Nimbley said, “As a founding member of PBF Energy’s Board of Directors, Lead Director and the Chairman of the Audit Committee, Jay has played a critical role in building PBF Energy from the ground up. I have had the privilege of working with Jay since our time at Tosco in the early nineties and he has been, through his mentoring and leadership, a trusted partner to me and the executive management team at PBF.”

On February 8, 2016, the Board of Directors elected Robert J. Lavinia and William Hantke as independent members of its Board of Directors. The company’s Board of Directors now consists of eleven members, including nine independent directors.

Mr. O’Malley continued, “We are very pleased to have Bill and Bob join PBF’s Board of Directors. Bill brings a wealth of energy sector and financial expertise to PBF and Bob brings with him extensive experience in the independent refining sector. I expect that they will both make meaningful contributions and be valued additions to the PBF Energy Board.”

Mr. Hantke brings to PBF significant experience as a financial expert and board member of public entities, including those in the refining sector. From 2002 to 2005, Mr. Hantke served as the Executive Vice President and Chief Financial Officer of Premcor, Inc. Prior to his tenure at Premcor, Mr. Hantke served as the Corporate Vice President of Development of Tosco Corporation from 1999 to 2001. From 1993 to 1999, Mr. Hantke served as the Corporate Controller of Tosco, and from 1990 to 1993, he served as the Chief Financial Officer of Seminole Fertilizer Corporation, a wholly-owned subsidiary of Tosco. Mr. Hantke has served as a director of NRG Energy since 2006 and is currently the chair of its audit committee and a member of its compensation committee. He has previously served as a director of Texas Genco, LLC, Process Energy Solutions (where he was non-executive chairman) and a director and vice-chairman of NTR Acquisition Co., a petroleum refining acquisition vehicle.

Mr. Lavinia brings to PBF industry-specific experience as an executive and board member of a public refining company. He began his career at the Gulf Oil Corporation and Phibro Energy Corporation. In 1985, he took over as President and Chief Executive Officer of Hill Petroleum Company, Phibro’s refining division. In 1992, he joined Tosco Corporation, where he served as a Senior Vice President and the President of Tosco Marketing with over 6,000 gas and convenience stores in 32 states with more than 20,000 employees. From 2002 to 2006, he served on the board of Transcor SA, a Belgium-based company with trading operations around the world, and from 2005-2006, he served as Chairman of Pasadena Refining, a Transcor subsidiary. In 2007, he joined Petroplus Holdings AG, the largest European independent refining and wholesale marketing company and he became the CEO in March 2008. In September 2009, he retired from Petroplus and remained a board member until 2012. Mr. Lavinia was formerly a director at Big West Oil.

Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company's control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company's filings with the SEC, as well as the risks disclosed in PBF Logistics LP's SEC filings and any impact PBF Logistics LP may have on the company's credit rating, cost of funds, employees, customers and vendors; risks relating to the securities markets generally; and the impact of adverse market conditions affecting the company, unanticipated developments, regulatory approvals, changes in laws and other events that negatively impact the company. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

About PBF Energy Inc.
PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in Delaware, New Jersey, Ohio and Louisiana. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also currently indirectly owns the general partner and approximately 53.7% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).

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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994